EXHIBIT 10.3

EMPLOYMENT AGREEMENT EXTENSION

This Employment Agreement Extension is entered into and made effective as of February 1, 2008 by and between BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), and Charles E. Hart (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Agreement”), dated as of December 8, 2003 and which is set to expire on January 31, 2008; and

WHEREAS, the Company and the Executive wish to extend the Term of the Agreement and amend the compensation provisions thereunder.

NOW THEREFORE, the Company and the Executive hereby consent and agree as follows:

1. All terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Agreement.

2. Pursuant to Section 2 of the Agreement, the Term is extended for an additional three (3) years, and shall expire on January 31, 2011.

3. Sections 4 of the Agreement is hereby amended as restated below:

(a) Base Salary. The Company shall pay the Executive an annual base salary of $235,000 (the “Base Salary”).” Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than twice each month. The Base Salary shall be reviewed each fiscal year and shall be subject to increase according to the policies and practices adopted by the Company from time to time.

(b) Incentive Compensation Award. The Executive shall also be eligible to receive up to thirty percent (30%) of his Base Salary as a discretionary annual cash bonus award. The payment of such bonus shall be based on the performance and satisfaction of specific milestones mutually agreed upon by the Chief Executive Officer and the Executive at the beginning of each fiscal year, and shall be further based upon the Executive’s performance as evaluated by the Chief Executive Officer.

(c) Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company or its affiliates and available to similarly situated employees of the Company, including participation in stock option plans. The Executive may participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, sick leave plans, travel or accidental insurance and disability insurance. Nothing in this Agreement will preclude the Company or Company affiliates from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as the total value of all benefits is not materially decreased.

The Executive will be entitled to 28 days per year as paid time off (including vacation and sick days). In addition, the Company has nine paid holidays annually.

The Company will provide Executive with sufficient equipment, supplies and resources to accomplish his duties and will purchase and/or reimburse Executive for the cost of maintaining current profession memberships, the latter not to exceed $1,000 annually.

4. Except for the extension of the Term and the amendment to Sections 4(a) and (b) of the Agreement as provided above, the terms and conditions of the Agreement remain applicable in their entirety.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer and representative to execute and the Executive has personally set his hand hereto as of the date set forth below.

BioMimetic Therapeutics, Inc.		Charles E. Hart

By:	/s/ Samuel Lynch	/s/ Charles E. Hart
Samuel Lynch President and CEO

Date: April 1, 2008		Date: March 31, 2008